EXHIBIT 10 iii 32

DESCRIPTION OF THE NYNEX EXECUTIVE RETIREMENT
ACCOUNT PLAN

The Nynex Senior Management Non-Qualified Defined Contribution Pension Plan, which is also known as the Nynex Executive Retirement Account Plan (the "ERA Plan"), provides nonqualified pension payments to eligible Senior Managers, and permits eligible Senior Managers to elect among various forms of survivor benefits for their designated beneficiaries.

The ERA Plan became effective January 1, 1995, but only for eligible Senior Managers who were actively employed on or after January 1, 1996. For such individuals, the ERA Plan completely replaces (beginning in 1995) three nonqualified defined benefit pension plans previously in effect. These are the Senior Management Non-Qualified Pension Plan, the ERISA Excess Plan, and the Mid-Career Pension Plan (the "Prior Plans").

The ERA Plan uses a defined contribution approach to facilitate linking a portion of each eligible Senior Manager's retirement income to the performance of NYNEX stock. For each of the first 15 years in which a Senior Manager participates, his or her Executive Retirement Account is credited with 25 percent of the amount by which his or her base salary exceeds $150,000, plus 25 percent of each Short-Term Incentive Award. Half of this pay-based credit accumulates based on the investment performance of funds elected by the Senior Manager from among a group of nine funds designated by NYNEX Corporation for this purpose. The other half of this pay-based credit accumulates on the basis of the performance of NYNEX stock.

In addition, for Senior Managers who commenced participation on January 1, 1995, the projected income replacement provided under the Prior Plans at retirement age 60 was used as a target for purposes of determining three special credits. First, the benefit accrued under the Prior Plans as of December 31, 1994 was converted to a lump sum Conversion Credit which is included in the opening ERA Plan balance. Second, because the rate of increase in retirement benefits in a defined contribution approach otherwise would not replicate the rate of increase under the Prior Plans' defined benefit formulas, an Annual Transition Credit is scheduled for Senior Managers whose projected ERA Plan balance at age 60 would fall short of their projected Prior Plan benefits at age 60. Third, for Senior Managers retiring before age 60, the ERA Plan concept still may provide a benefit level lower than the Prior Plans. To correct for this shortfall, a Potential Interim Amount may be credited at retirement, if certain conditions are met. The special credits described in this paragraph are available only to certain Senior Managers who commenced participation under the ERA Plan on January 1, 1995.



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Any special credits described in the preceding paragraph will accumulate based on the performance of funds selected by the Senior Manager from among a group of nine funds designated by NYNEX Corporation for this purpose.

In order to avoid adverse income tax consequences, no assets shall be set aside for the benefit of Senior Managers, and no assets shall actually be invested in funds which a Senior Manager selects as a measure for ERA Plan accumulations under this Plan. All payments are made entirely from the general assets of NYNEX Corporation or another Participating Company.

In a year prior to the year of retirement or other termination of employment, a Senior Manager can elect to receive his or her ERA Plan balances immediately upon retirement or other termination of employment as a single lump sum, in various annuity forms, or part as a lump sum and part as an annuity. Or, a Senior Manager can elect an annual lifetime income equal to the greater of current "earnings" (to the extent the current ERA Plan balance exceeds the ERA Plan balance at commencement of distribution), (or 8 percent of the ERA Plan balance at commencement of distribution,) provided that at the Senior Manager's death, any remaining ERA Plan balance shall be paid to his or her designated beneficiaries.

To the extent that a life annuity form is elected, post-retirement survivor benefits (if any) shall be determined exclusively by the terms of the annuity payment form.

To provide for the possibility of death prior to retirement, a Senior Manager can designate one of several forms of payment to his or her surviving beneficiary or beneficiaries.

               NOTE: THE ABOVE IS ONLY A BROAD OUTLINE OF THE MAJOR FEATURES OF THE ERA PLAN. ANY BENEFITS OR RIGHTS UNDER THE ERA PLAN WILL BE DETERMINED BY THE
               SPECIFIC ERA PLAN PROVISIONS AS THEY APPLY TO EACH CASE.